Exhibit 99.02

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director nominee of Zenvia Inc. (the “Company”) in Amendment No. 1 to the Company’s Registration Statement on Form F-1 and in all amendments thereto, including post-effective amendments (the “Registration Statement”), in connection with the initial public offering of the Company’s Class A common shares. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s Ana Dolores Moura Carneiro de Novaes

Name: Ana Dolores Moura Carneiro de Novaes